SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 17, 2003 (April 17, 2003)

EVANS & SUTHERLAND COMPUTER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Utah	0-8771	87-0278175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Komas Drive, Salt Lake City, Utah		84108
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (801) 588-1000

ITEM 7.                                  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

Exhibit Number	Description

99.1	Evans & Sutherland Computer Corporation Press Release, dated April 17, 2003.

ITEM 9.                                  REGULATION FD DISCLOSURE.

In accordance with SEC Release No. 33-8216, the following information, intended to be furnished under “Item 12. Results of Operations and Financial Condition,” is instead furnished under “Item 9.  Regulation FD Disclosure.”

On April 17, 2003, Evans & Sutherland Computer Corporation (“Evans & Sutherland”) issued a press release announcing its financial results for the three months ended March 31, 2003.  The full text of the press release issued by Evans & Sutherland on April 17, 2003 is attached hereto as Exhibit 99.1.

SUMMARY STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)

Unaudited

	Three Months Ended
	Mar. 28, 2003	Mar. 29, 2002

Sales	$22,693	$32,563
Cost of sales	13,870	22,969
Inventory impairment	14,566	—
Gross profit (loss)	(5,743)	9,594

Expenses:
Selling, general and administrative	7,257	6,573
Research and development	7,030	6,381
Restructuring charge	1,279	—
Impairment loss	1,151	—
Operating expenses	16,717	12,954
	(22,460)	(3,360)

Gain on sale of business unit	—	96
Operating loss	(22,460)	(3,264)
Other income (expense), net	(840)	(608)
Loss before income taxes	(23,300)	(3,872)
Income tax expense (benefit)	(268)	(683)
Net income (loss)	$(23,032)	$(3,189)

Diluted net income (loss) per share	$(2.20)	$(0.31)

Number of shares used in net income (loss) per share calculation	10,459	10,396

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

Unaudited

	Mar. 28, 2003	Dec. 31, 2002
Assets
Cash and cash equivalents	$11,682	$10,335
Receivables, billed and unbilled	40,850	44,564
Inventories	18,004	31,373
Other assets	12,464	13,017
Net property, plant and equipment	26,084	28,287
Total assets	$109,084	$127,576

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$24,474	$22,764
Other liabilities	54,200	51,449
Stockholders’ equity	30,410	53,363
Total liabilities and stockholders’ equity	$109,084	$127,576

BACKLOG

(In thousands)

Unaudited

Mar. 28, 2003	Dec. 31, 2002

$69,232	$59,672

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVANS & SUTHERLAND COMPUTER CORPORATION

Date: April 17, 2003	/s/ William M. Thomas
William M. Thomas
Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Evans & Sutherland Computer Corporation Press Release, dated April 17, 2003.